EXHIBIT 99.1

APPROVED BY:        Richard Kerley, Chief Executive Officer
                    Catherine B. James, Chief Financial Officer
                    (203) 629-4320

CONTACT:            Betsy Brod / Karen Kruza
                    Media Contact: Stan Froelich
                    Morgen-Walke Associates                       (212)850-5600

FOR IMMEDIATE RELEASE

                       FINE HOST CORPORATION ANNOUNCES THE
           OFFERING OF $175 MILLION OF CONVERTIBLE SUBORDINATED NOTES


         Greenwich, CT, October 22, 1997 - Fine Host Corporation (NASDAQ: FINE) today announced that it has agreed to issue, through a private placement pursuant to Rule 144A, $175 million in 5.0% Convertible Subordinated Notes due 2004. The Notes will be unsecured obligations of Fine Host, subordinated to all present and future senior indebtedness of Fine Host and are convertible into common stock of the company at a conversion price of $44.50 per share. The Company has granted the initial purchasers a 30-day option to purchase up to an additional $25 million aggregate principal amount of Notes on the same terms and conditions as set forth above, to cover over-allotments, if any. The Notes have registration rights. The sale of Notes is expected to close on October 27, 1997.

         The net  proceeds  from  the  sale of the  Notes  will be used to repay
approximately  $50  million  in  outstanding  bank  debt,   finance   additional
acquisitions, and general corporate purposes.

         The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States or any state thereof absent registration or an applicable exemption from registration requirements. The Notes were offered in the United States only to qualified institutional buyers under Rule 144A and certain institutional accredited investors and outside the United States to certain persons in reliance upon Regulation S under the Securities Act.

         This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties which are described in the Company's filings with the Securities and Exchange Commission.

         Fine Host Corporation provides food and beverage concession and catering services to more than 900 facilities, primarily through multi-year contracts in the following markets: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary school nutrition programs); the business dining market (corporate cafeterias, office complexes and manufacturing plants); the health care market (long-term care facilities and hospitals); and the corrections market (prisons and jails).